                                  Exhibit 11.1


                             EBIZ ENTERPRISES, INC.

                    COMPUTATION OF BASIC EARNINGS PER SHARE


                                                            YEAR ENDED               YEAR ENDED
                                                          JUNE 30, 1999             JUNE 30, 1998
                                                          -------------             -------------
Shares:

Weighted average of common shares outstanding               6,821,083                5,619,911
Net income (loss)                                         ($1,954,181)               ($422,457)
                                                          ===========                =========
Basic earnings (loss) per share                                ($0.29)                   ($.08)
                                                          ===========                =========

                             EBIZ ENTERPRISES, INC.

                   COMPUTATION OF DILUTED EARNINGS PER SHARE


                                        YEAR ENDED          YEAR ENDED
                                      JUNE 30, 1999       JUNE 30, 1998
                                      -------------       -------------

Shares:

Weighted average of common shares
outstanding                               6,821,083           5,619,911

Additional shares assuming
conversion of:

     Stock options                               --                  --

     Warrants                                    --                  --

     Preferred stock                             --                  --

Weighted average shares outstanding       6,821,083           5,619,911

Net income (loss)                       ($1,954,181)          ($422,457)
                                        ============          ==========

Diluted earnings (loss) per share            ($0.29)              ($.08)
                                             =======              ======
